Exhibit 99.1

For Release:  Immediately

Contact:  Linda G. Kyriakou (212) 986-5500

Sequa Reports Substantially Higher Results for 2004

New York, March 9 – Led by sharp advances at operations serving the aerospace, automotive and industrial machinery markets – and with a sustained high level of performance at metal coating and specialty chemicals businesses – Sequa Corporation (NYSE; SQAA) generated a 20 percent increase in sales and a 67 percent increase in operating income for the year ended December 31, 2004.

            Sales for 2004 rose to $1.86 billion from $1.55 billion a year ago. Operating income advanced more sharply, rising to $79.9 million in 2004 from $47.8 million in 2003.  The improved performance reflects several factors, including: improvement in the commercial aerospace aftermarket and the effect of sales added at the company’s aerospace unit through new engine component repair contracts with major airlines; the benefit of higher volumes and improved efficiencies at the automotive operations; the favorable effect of translating foreign currency results into US dollars; and the ongoing contribution of across-the-board initiatives to enhance productivity.

The sharp increase in operating income – particularly at aerospace, automotive and industrial machinery businesses – led to strong improvement in after-tax income from continuing operations for 2004.  Despite the impact of substantial Sarbanes Oxley-related costs and higher interest charges, Sequa posted after-tax income from continuing operations of $12.7 million or $1.01 per share in 2004, whereas, in 2003, the company recorded a loss of $0.8 million or 28 cents per share on the same basis.  After including the results of discontinued operations, ($6.6 million in 2004 and $12.3 million in 2003), net income totaled $19.2 million or $1.64 per share in 2004, compared with net income of $11.4 million or 90 cents per share a year earlier.  It should be noted that results for 2003 have been restated for discontinued operations.

In commenting on the company’s performance, Sequa’s executive chairman, Norman E. Alexander, said, “The major portion of our operations produced solid sales and income gains in 2004, and we are particularly pleased to note that our large aerospace business, Chromalloy Gas Turbine Corporation, has regained its stride.  Chromalloy benefited not only from an improving market environment but also from a series of long-term strategic growth initiatives that began to yield results last year.”

Sequa’s vice chairman and chief executive officer, Martin Weinstein, added, “Last year’s strong performance by operating units serving a broad range of industrial markets sets the stage for further profitable growth, as we focus on emerging opportunities in both domestic and international arenas.”

Summary of Segment Results for 2004

Aerospace: The segment consists of a single operation, Chromalloy Gas Turbine, which provides aftermarket services to the airline industry and the industrial and marine turbine markets.  Despite the continuing troubles of the airline industry, Chromalloy posted a

30 percent increase in sales and an 81 percent increase in operating profit for 2004.  The advances primarily reflect the accumulating benefit of multi-year agreements with a number of airline customers to provide engine maintenance, component repair and replacement parts for specific engines and auxiliary power units in each airline’s fleet. Given the improving outlook for the international airline industry in 2005, the addition of long-term service agreements with airline customers is expected to continue to generate revenue increases. Also during 2004, Chromalloy posted gains in its marine and industrial business and increased equity income from the operations of its joint venture partnerships serving the worldwide industrial gas turbine market.

Automotive: The two operations that make up the segment – ARC Automotive and Casco Products – serve a global market, providing airbag inflators and electronic sensors, power outlets and cigarette lighters.  Both units posted higher results for the year, generating a 23 percent improvement in sales and a doubling of operating income for the segment.  ARC Automotive experienced higher demand for driver- and passenger-side inflators, while Casco Products benefited from an increasing emphasis on electronic sensing devices and power outlets.  Results for both units also reflect the benefit of Operational Excellence programs.

Metal Coating:  Precoat Metals, the sole business in the segment, operated on a high plane in 2004, with sales modestly ahead and operating profit up 19 percent.  Despite strength in the building products industry – the principal outlet for Precoat’s metal coating services – overall sales were restrained by customer reaction to tightened conditions in the domestic steel market and by the increased availability of pre-painted steel from foreign suppliers.  Profits benefited from ongoing Six Sigma programs and the effect of lower pension costs, among other factors, which more than offset the effect of market conditions and the impact of higher natural gas prices.

Specialty Chemicals:  Results of United Kingdom-based chemicals supplier Warwick International moved higher in 2004, with profits ahead 14 percent on a 13 percent sales gain. Increases in local currency results were bolstered by the effect of translation into US dollars.  Warwick experienced a sustained high level of demand for its signature product, the detergent additive TAED, and the unit’s international network of chemicals distributors expanded the range of specialty products marketed to diverse end users.

Industrial Machinery:  MEGTEC Systems, the sole operation in this newly constituted segment, provides auxiliary printing equipment to the graphic arts market and emission control machinery for printers and other industrial users.  MEGTEC’s results were strong in 2004, as operating profit nearly tripled on a 22 percent advance in sales.  The advances reflect a vigorous effort to capitalize on the recovery of the global graphic arts market and the absence of restructuring charges that had penalized results a year earlier.  MEGTEC ended the year with a strong backlog of orders for delivery in the first half of 2005.

Other Products:  The businesses that comprise the other products segment include After Six, a supplier of men’s formalwear, and Centor, a real estate holding company. After Six recorded lower sales for the year and operated at breakeven, a reflection of intense competition in the marketplace.  Centor posted higher rental revenues and operating income derived from Sequa properties in Virginia and New Jersey.

Summary of Fourth Quarter Results

With advances in all segments except metal coating, sales for the fourth quarter of 2004 increased 18 percent, rising to $486.9 million from $411.1 million in the same period of 2003. Operating income increased more sharply – rising 41 percent to $16.1 million from

  $11.4 million a year ago – as the large aerospace segment, as well as the metal coating and industrial machinery segments, posted strong advances. Income from continuing operations was $2.1 million or 14 cents per share, compared with $1.6 million or 11cents per share in the fourth quarter of 2003.  After including the results of discontinued operations, the company recorded net income for the 2004 fourth quarter of $4.1 million or 35 cents per share, compared with net income of $4.4 million or 37 cents per share for the 2003 fourth quarter. Results for 2003 have been restated for discontinued operations.

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3/09/05

Note:  This press release includes forward-looking statements that are subject to risks and uncertainties.

A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements.  For additional information, see the comments included in Sequa’s filings with the Securities and Exchange Commission.